Exhibit 99.2

Lead Independent Director Charter

If the offices of Chairman of the Board and Chief Executive Officer are held by the same person, the Board of Directors will annually elect an independent director to serve in a lead capacity. Although elected annually, the Lead Independent Director is generally expected to serve for more than one year. The Lead Independent Director may be removed or replaced at any time with or without cause by a majority vote of the Board of Directors.

For purposes of this Charter, “independent” means meeting the requirements for independent directors under the Nasdaq Stock Market Listing Rule 5605(a)(2) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

The Lead Independent Director coordinates the activities of the other independent Directors and performs such other duties and responsibilities as the Board of Directors may determine.

The specific powers and responsibilities of the Lead Independent Director are as follows:

Executive Sessions

●	Preside at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent Directors.

Call Meetings of Independent Directors

●	Has the authority to call meetings of the independent Directors.

Chairman Liaison

●	Serve as the principal liaison between the Chairman and the independent Directors.

Approve Board Information, Agendas and Schedules

●	Approve all information sent to the Board of Directors, including the quality, quantity, appropriateness and timeliness of such information.

●	Approve meeting agendas for the Board of Directors.

●	Approve the frequency of Board of Directors meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items.

Recommend Committee Membership and Chair

●	Recommend to the Nominating and Corporate Governance Committee and to the Chairman, selection for the membership and chairman position for each Board committee.

Recommend Director Candidates

●	Interview, along with the chair of the Nominating and Corporate Governance Committee, all Director candidates and make recommendations to the Nominating and Corporate Governance Committee.

Stockholder Communication

●	Be available, when appropriate, for consultation and direct communication with stockholders.

Retain Advisors and Consultants

●	Has the authority to retain outside advisors and consultants who report directly to the Board of Directors on Board-wide issues.

Advisors

●	To the extent requested by the Lead Independent Director and where appropriate, the Company’s counsel shall provide advice and counsel to the Lead Independent Director in fulfilling the Lead Independent Director's duties.

●	The Lead Independent Director may, at the Company's sole expense, select, retain and consult with outside counsel and other advisors as the Lead Independent Director deems appropriate.

Charter Review

●	On an annual basis, the Lead Independent Director, in consultation with the independent Directors, shall review this Charter and recommend to the Board of Directors for approval any modifications or changes.